Exhibit 3.4

STATEMENT OF DESIGNATIONS OF ICON ENERGY CORP. Reg. No. 121573
Pursuant to Section 35(5) of the Business Corporations Act

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was

FILED ON
NON RESIDENT

June 11, 2024
/s/ Mariam Drame
Mariam Drame Deputy Registrar

STATEMENT OF DESIGNATIONS OF RIGHTS, PREFERENCES
 AND PRIVILEGES OF THE SERIES B PERPETUAL PREFERRED
SHARES OF ICON ENERGY CORP.

ICON ENERGY CORP., a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands (the “Company”), in accordance with the provisions of Section 35 thereof and the Amended and Restated Articles of Incorporation of the Company (the “Articles”), does hereby certify:

The Board of Directors of the Company (the “Board”) has adopted the following resolutions fixing the designation and certain terms, powers, preferences and other rights of a new series of preferred shares of the Company, designated as “Series B Perpetual Preferred Shares”, and certain qualifications, limitations and restrictions thereon. Capitalized terms shall have the same meaning as in the Articles, unless otherwise specified in this Statement of Designations or unless the context otherwise requires.

RESOLVED, that a series of Preferred Shares, par value $0.001 per share, of the Company be and hereby is established, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.          Designation and Amount. The shares of this series shall be designated as “Series B Perpetual Preferred Shares” (hereinafter, called “this Series”). Shares of this Series shall have a par value of $0.001 per share, and the number of shares constituting this Series shall initially be one million five hundred thousand (1,500,000), which number the Board may from time to time increase or decrease (but not below the number of shares of this Series then outstanding).

Section 2.          No Adjustments to Shares Outstanding. In the event the Company shall at any time after the issuance of any shares of this Series (i) declare any dividend on the common shares of the Company, par value $0.001 per share (the “Common Shares”), payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case there shall be no adjustment to the number of outstanding shares of this Series.

Section 3.          Voting Rights. Holders of shares of this Series shall have the following voting rights:

(a) Voting Power and Quorum. Subject to Section 3(b) below, each share of this Series shall (i) entitle its holder to one thousand (1,000) votes on all matters submitted to a vote of the shareholders of the Company, and (ii) count for one thousand (1,000) votes for purposes of determining quorum at a meeting of shareholders of the Company.

(b) Certain Adjustments to Voting Rights. Notwithstanding Section 3(a) above, for so long as the holder of all outstanding shares of this Series upon the initial issuance of shares of this Series is the beneficial owner of all of the issued and outstanding Series B Preferred Shares, in the event the Company shall at any time after the initial issuance of shares of this Series:

(i)        approve the creation or issuance of shares of the Company carrying more than one vote per share to be issued to any person other than holders of shares of this Series (including, without limitation, by creating a new series of shares of the Company or amending the rights, preferences, privileges and voting powers of shares of the Company existing as of the date hereof) without the prior affirmative vote of a majority of votes cast by holders of shares of this Series, except for the creation (but not the issuance) of Series C Participating Preferred Shares of the Company substantially in the form approved by the Board on or around the date hereof; or

(ii)       issue or approve the issuance of Common Shares pursuant to and in accordance with the Company’s Shareholders’ Rights Agreement entered into between the Company and Computershare Trust Company, N.A. (or any affiliate thereof or successor thereto) on or around the date hereof, then in each such case, the voting power of shares of this Series shall be adjusted concurrently, to the extent necessary, such that holders of shares of this Series shall maintain a substantially identical interest in the Company, including, without limitation, with respect to each such holder’s voting interest, as it does in the Company immediately prior to such event. The Board shall implement, or cause to be implemented, the foregoing in the manner provided herein and shall promptly notify each holder of shares of this Series in writing of the voting power conferred by its shares as determined in accordance with the foregoing after the calculations with respect to any such adjustment have been completed.

(c) Except as otherwise provided herein, by law or in the Articles, holders of shares of this Series and holders of the Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(d) Except as otherwise provided herein, in the Articles or as required by law, holders of shares of this Series shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of the Common Shares as set forth herein) for taking any corporate action.

Section 4.          Dividends and Distributions. So long as any shares of this Series are outstanding, if the Company declares or makes any dividend or other distribution of voting securities of a subsidiary of the Company which the Company controls to holders of Common Shares by way of a spin off or other similar transaction (a “Distribution”), then, in each such case, each holder of record of shares of this Series, as of the record date fixed by the Board for the determination of shareholders entitled to participate in such Distribution, shall be entitled to participate in such Distribution and receive preferred shares of the subsidiary whose voting securities are so distributed with at least substantially similar rights, preferences, privileges and voting powers, and limitations and restrictions as shares of this Series, such that each holder of shares of this Series shall maintain at least a substantially similar interest in such subsidiary, including, without limitation, with respect to such holder’s voting interest, as it does in the Company immediately prior to such Distribution. Subject to the foregoing and Section 5, shares of this Series shall have no other dividend or distribution rights.

Section 5.          Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, shares of this Series shall be entitled to receive a payment on the same terms as and rank pari-passu with the Common Shares with respect thereto, up to an amount equal to the par value of $0.001 per share of this Series. Holders of shares of this Series will have no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Section 6.          Consolidation, Merger, etc. In the event of (a) a binding share exchange or reclassification involving shares of this Series, (b) a merger or consolidation of the Company with or into another corporation or other entity, or (c) a business combination involving the Company, which in each case has not been approved by the prior affirmative vote of a majority of votes cast by holders of shares of this Series, either (x) if Company is not the surviving or resulting entity, the shares of this Series shall remain outstanding, or (y) if the Company is not the surviving or resulting entity, shares of this Series shall be converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and in case of both (x) and (y), such shares remaining outstanding or such preferred securities, as the case may be, shall have such rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions, of shares of this Series immediately prior to such consummation, taken as a whole (including, without limitation, with respect to their voting interest); provided, however, that for all purposes of this Section 6, any increase in the authorized number of preferred shares, including any increase in the authorized number of shares of this Series, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the holders of shares of this Series.

Section 7.          No Redemption; No Sinking Fund; No Liquidation Preference. This Series is perpetual and has no maturity date. The shares of this Series shall not be redeemable and will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of this Series will have no right to require redemption of any shares of this Series and shall have no liquidation preference.

Section 8.          Amendment. So long as any shares of this Series are outstanding, neither this Statement of Designations nor the Articles shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the shares of this Series so as to affect them adversely without the prior affirmative vote of the holders of a majority of the outstanding shares of this Series, voting separately as a class.

Section 9.          Reacquired Shares. Any shares of this Series purchased by the Company shall be cancelled and shall revert to authorized but unissued preferred shares undesignated as to series and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board, subject to the conditions set forth in the Articles.

Section 10.        Fractional Shares. Shares of this Series may not be issued in fractional shares.

Section 11.        Notices. All notices or communications in respect of this Series will be sufficiently given if given in writing and delivered via overnight courier, facsimile or email to each holder at its last address as it shall appear on the books and records of the Company, or if given in such other manner as may be permitted in this Statement of Designations, in the Articles or Bylaws or by applicable law.

Section 12.        Severability. If any provision of this Statement of Designations is invalid, illegal or unenforceable, the balance of this Statement of Designations shall remain in effect, and if any provision is inapplicable to any person, entity or or circumstance, it shall nevertheless remain applicable to all other persons, entities, and circumstances. Headings in this Statement of Designations are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set her hand this 11th day of June, 2024.

By:	/s/ Ismini Panagiotidi
Name:	Ismini Panagiotidi
Title:	Chief Executive Officer